Exhibit 99.1

Press Release

Federated Investors, Inc. Announces Settlement Agreements with SEC and NYAG

(PITTSBURGH, Pa., November 28, 2005) — Federated Investors, Inc. (NYSE: FII), today announced that it has entered into settlement agreements with the Securities and Exchange Commission (SEC) and the New York State Attorney General (NYAG) to resolve the company’s previously disclosed past mutual fund trading issues.

Under the terms of the settlements, Federated has agreed to pay for the benefit of fund shareholders a total of $72 million, of which $45 million is a civil penalty. An escrow fund has been established for distribution to eligible fund shareholders according to a plan that will be created by an independent distribution consultant and approved by the SEC and the Independent Trustees of the Federated mutual funds. This expense has been recognized in Federated’s previously issued financial statements.

In addition, Federated has agreed to reduce the investment advisory fees on certain Federated funds by $4 million per year over the next five years, based upon effective fee rates and assets under management as of September 30, 2005. Specific fund fee reductions will be determined by Federated in consultation with the Independent Trustees of the Federated Funds and will be reviewed with the NYAG.

As previously reported in 2004, Federated has already paid approximately $8.0 million to certain funds as determined by an independent consultant. Federated has also has made significant changes to its organization, policies and procedures.

“These settlements reflect our focus on strengthening the trust and confidence of investors and our dedication to safeguarding the investments of our clients,” said J. Christopher Donahue, President and CEO of Federated Investors. “Today’s announcement comes after an extensive internal review, which was substantially completed over a year ago, and our implementation of several initiatives over the last 20 months to enhance our policies and procedures while reinforcing our long history of fiduciary responsibility.”

Contacts:

MEDIA	ANALYSTS
J.T. Tuskan	Ray Hanley
(412) 288-7895	(412) 288-1920
jtuskan@federatedinv.com	rhanley@federatedinv.com

Federated Announces Settlement

November 28, 2005

Federated Investors, Inc. is one of the largest investment managers in the United States, managing $207.4 billion in assets as of September 30, 2005. With 138 mutual funds and separately managed accounts in a wide range of investment strategies, Federated provides comprehensive investment management to nearly 5,600 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Federated ranks in the top two percent of money market fund managers in the industry and in the top six percent of both fixed-income and equity fund managers1. For more information, visit FederatedInvestors.com.

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1	Strategic Insight, August 31, 2005. Based on assets in open-end funds.